UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BMB MUNAI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|[X] No fee required.

[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[  ] Fee paid previously with preliminary materials:

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

BMB MUNAI, INC.

202 Dostyk Ave., 4th Floor

Almaty, Kazakhstan 050051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of BMB Munai, Inc., (the “Company”) will be held on January 12, 2010 at 11:00 a.m., local time, at the InterContinental, The Barclay New York, 111 East 48th Street, New York, New York 10017, for the following purposes:

1.	To elect two Class II directors to our board of directors;

2.	To ratify the selection of Hansen, Barnett & Maxwell, P.C. as our independent registered public accounting firm for our 2010 fiscal year; and

3.	To transact any other business as may properly come before the meeting or at any adjournment thereof.

Our board of directors has fixed the close of business on November 13, 2009, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. It is anticipated that mailing of this Notice, the Proxy Statement, the Proxy and our Annual Report on Form 10-K, as amended, will commence on or about November 25, 2009. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of 10 days prior to the meeting during regular business hours at our corporate headquarters, 202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan 050051.

All of our stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the annual meeting of stockholders, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR BMB
MUNAI, INC. STOCKHOLDERS MEETING TO BE HELD ON JANUARY 12, 2010:
The Notice of Annual Meeting and Proxy Statement and the
2009 Annual Report on Form 10-K, as amended, are available at:

https://materials.proxyvote.com/09656A

By order of the board of directors,

November 18, 2009	/s/ Adam Cook Adam Cook Corporate Secretary

BMB MUNAI, INC.

202 Dostyk Ave., 4th Floor

Almaty, Kazakhstan 050051

PROXY STATEMENT

GENERAL

SOLICITATION OF PROXIES. This proxy statement is being furnished to the stockholders of BMB Munai, Inc., a Nevada corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held at the InterContinental, The Barclay New York, 111 East 48th Street, New York, New York 10017, at 11:00 a.m., local time, on January 12, 2010, or at any adjournment thereof. A copy of the notice of meeting accompanies this proxy statement. Our board of directors has fixed the close of business on November 13, 2009, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. It is anticipated that the mailing of the notice, proxy statement, proxy and annual report on Form 10-K, as amended, will commence on or about November 25, 2009.

COST OF SOLICITATION. We will bear the costs of soliciting proxies. In addition to the use of the mails, certain directors or officers of our Company may solicit proxies by telephone, telegram, facsimile, cable or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

OUTSTANDING VOTING SHARES. Only stockholders of record at the close of business on November 13, 2009, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, we had 50,365,015 shares of common stock outstanding, which are our only securities entitled to vote at the meeting, each share being entitled to one vote.

VOTE REQUIRED FOR APPROVAL. Each share of our common stock outstanding on the record date is entitled to one vote on each matter to be voted upon. Directors will be elected by the vote of a majority of the votes cast at the meeting. Accordingly, the two directors receiving the highest number of votes “FOR” will be elected, even if such nominee receives less than a majority of the votes cast. Votes cast with respect to the election of directors include votes to “withhold” authority but do not include abstentions and broker non-votes.

    Each of the other matters scheduled to come before the annual meeting will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

            Under NYSE rules, brokers who hold shares in street name have the authority to vote shares on any discretionary items of business to be voted on when they have not received instructions from the beneficial owner. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee or in a similar representative or fiduciary capacity with authority to vote or (ii) the broker is acting under the rules of any national securities exchange of which the broker is also a member. Broker abstentions or non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

In July 2009, the SEC approved a change to the rules governing brokers’ authority to vote on discretionary items. Starting in January 2010, the rule change will exclude from discretionary voting the election of directors and brokers will no longer by able to vote your shares with respect to the election of directors without your instructions. To best exercise your voting rights, please instruct your broker under the procedures provided herein whether you vote “For” or “Against” any proposals in this proxy statement.

VOTING; REVOKING YOUR PROXY. Proxies in the accompanying form which are properly executed and received by us prior to the annual meeting and not revoked will be voted as directed. In the absence of direction from the stockholder, properly executed proxies received prior to the annual meeting will be voted FOR the nominees to the board of directors and FOR Proposals 2 and 3. You may revoke your proxy by giving written notice of revocation to our Secretary at any time before your proxy is voted, by submitting a later-dated proxy or by attending the annual meeting and voting your shares in person. Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose.

DISSENTERS’ RIGHTS

No dissenters’ rights are available to any stockholder who dissents from any of the proposals set forth in the Proxy Statement under the Nevada Revised Statutes or under our current Articles of Incorporation or By-Laws.

PROPOSAL ONE

ELECTION OF TWO CLASS II DIRECTORS

The board of directors currently consists of seven members, divided into three classes, Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term. The term of our two Class II directors, Leonard M. Stillman, Jr., and Daymon M. Smith, expire in 2009. Mr. Stillman and Mr. Smith have been nominated for reelection. Each of the nominees has agreed to serve as a director if elected, and we believe each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director. Our remaining five directors will continue to serve as set forth below.

The board of directors recommends a vote “FOR” each of the nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

Information regarding the nominees for election at the annual meeting is provided below.

Nominees for Election of Directors

Name	Age	Director Since

Leonard M. Stillman, Jr.	66	October 2006
Daymon M. Smith	31	September 2009

Leonard M. Stillman, Jr. Mr. Stillman received his Bachelor of Science degree in mathematics from Brigham Young University and Master of Business Administration from the University of Utah. He began his career in 1963 with Sperry UNIVAC as a programmer developing trajectory analysis software for the Sergeant Missile system. Mr. Stillman spent many years as a designer and teacher of computer language classes at Brigham Young University, where he developed applications for the Administrative Department including the school’s first automated teacher evaluation system. During that time, he was also a Vice-President of Research and Development for Automated Industrial Data Systems, Inc and the Owner of World Data Systems Company, which provided computerized payroll services for companies such as Boise Cascade. Mr. Stillman has over 35 years of extensive business expertise including strategic planning, venture capital financing, budgeting, manufacturing planning, cost controls, personnel management, quality planning and management, and the development of standards, policies and procedures. He has extensive skills in the design and development of computer software systems and computer evaluation. Mr. Stillman helped found the entity now known as Stillman George, Inc. in 1993. He has been employed with the entity now known as Stillman George, Inc., since that time. Mr. Stillman’s primary responsibilities include managing information, technical development and financial analysis projects and development as well as involved in general company management and consulting activities. Stillman George consolidates a broad variety of skills from a growing group of business professionals to provide needed support in finance, marketing, management, sales, planning, product development and more to businesses worldwide. Mr. Stillman is not a director or nominee of any other SEC registrant.

Daymon M. Smith. Dr. Smith is currently engaged in independent research and writing projects. From August 2007 to June 2009 Dr. Smith was a Visiting Assistant Professor at the University of Alabama-Birmingham, where he was a lecturer and researcher. He has also taught at Weber State University and at Utah Valley University, and has received numerous research grants and academic awards. From 2001 to 2007 Dr. Smith was a William Penn Fellow at the University of Pennsylvania. As a Fellow, Dr. Smith was responsible for conducting course instruction and evaluation, student assessments and ethnographic research. From 2006 to 2007 Dr. Smith was employed with the Corporation of the Presiding Bishop as an International Media Scientist. Here Dr. Smith served as lead analyst for the Audiovisual Department. He also served from 2005 to 2006 as a cultural materials consultant to SynTech Energy, an oil-shale extraction company, providing support in its dealings with major U.S. airlines and with Jordanian firms. Dr. Smith earned a Bachelors of Science degree in Anthropology from the University of Utah in 2001, and a PhD in Anthropology from the University of Pennsylvania in 2007. Dr. Smith is not a director or nominee of any other SEC registrant.

Directors Continuing in Office

Class I Directors:

Troy F. Nilson, CPA. Since February 2001, Mr. Nilson has served as an Audit Partner with Chisholm, Bierwolf Nilson & Morrill, Certified Public Accountants, in Bountiful, Utah. From December 2000 to February 2001, he served as an Audit Manager for Crouch, Bierwolf & Associates, Certified Public Accountants, in Salt Lake City, Utah. Prior to that time, Mr. Nilson served as the Senior Auditor for Intermountain Power Agency in Salt Lake City, Utah from March 1995 to December 2000. In the past five years, Mr. Nilson has had extensive public and private company audit, audit review and Securities and Exchange Commission disclosure and reporting experience. Mr. Nilson received licensure as a Certified Public Accountant in 1997. Mr. Nilson earned a Masters of Science Degree in Business Information Systems from Utah State University in December 1992, and a Bachelor of Science in Accounting from Utah State University in August 1990. Mr. Nilson became a Company director in December 2004. Mr. Nilson is not a director or nominee of any other SEC registrant. Mr. Nilson is 42 years old.

Valery Tolkachev. Mr. Tolkachev is currently self employed providing consulting services to banks and investors. From August 2008 to March 2009, Mr. Tolkachev was employed with Slavyansky Bank in Moscow, Russia, where he served as the Deputy Chairman. From 1991 to 2008, Mr. Tolkachev served in various positions with various employers including UniCreditAton, MDM Bank, InkomBank, InkomCapital and others. Mr. Tolkachev graduated with Honors from the High Military School in Kiev, USSR in 1989. In 2005 he completed his studies at the Academy of National Economy, as a qualified lawyer. Mr. Tolkachev serves on the Compensation Committee and the Corporate Governance and Nominating Committee of the Company. Mr. Tolkachev became a Company director in December 2003. Mr. Tolkachev also serves as a director of Caspian Services, Inc., and Bekem Metals, Inc. Both are SEC registrants. Mr. Tolkachev is 42 years old.

Askar Tashtitov. Mr. Tashtitov has been with the Company since 2004 and has served as President since 2006 and as a director since May 2008. Prior to joining the Company, from 2002 to 2004, Mr. Tashtitov was employed by PA Government Services, Inc. Mr. Tashtitov worked as a management consultant specializing in oil and gas projects. In May 2002, Mr. Tashtitov earned a Bachelor of Arts degree from Yale University majoring in Economics and History. Mr. Tashtitov passed the AICPA Uniform CPA Examination in August, 2006. Mr. Tashtitov is not a director or nominee of any other SEC registrant. Mr. Tashtitov is 30 years old.

Class I directorships will stand for election at our annual meeting of stockholders for the 2011 fiscal year.

Class III Directors:

Boris Cherdabayev. Mr. Cherdabayev joined the Company’s board of directors and was appointed Chairman of the board of directors in November 2003. From May 2000 to May 2003, Mr. Cherdabayev served as Director at TengizChevroil LLP a multi-national oil and gas company owned by Chevron, ExxonMobil, KazMunayGas and LukOil. From 1998 to May 2000, Mr. Cherdabayev served as a member of the Board of Directors, Vice-President of Exploration and Production and Executive Director on Services Projects Development for NOC “Kazakhoil”, an oil and gas exploration and production company. From 1983 to 1988, and from 1994 to 1998 he served as a people’s representative at Novouzen City Council (Kazakhstan); he served as a people’s representative at Mangistau Oblast Maslikhat (regional level legislative structure) and a Chairman of the Committee on Law and Order. For his achievements Mr. Cherdabayev has been awarded with a national “Kurmet” order. Mr. Cherdabayev earned an engineering degree from the Ufa Oil & Gas Institute, with a specialization in “machinery and equipment of oil and gas fields” in 1976. Mr. Cherdabayev also earned an engineering degree from Kazakh Polytechnic Institute, with a specialization in “mining engineer on oil and gas fields’ development.” During his career he also completed an English language program in the USA, the CHAMP Program (Chevron Advanced Management Program) at Chevron Corporation offices in San-Francisco, CA, USA, and the CSEP Program (Columbia Senior Executive Program) at Columbia University, New York, NY USA. Mr. Cherdabayev is not a director or nominee of any other SEC registrant. Mr. Cherdabayev is 55 years old.

Jason M. Kerr. Mr. Kerr graduated from the University of Utah in 1995 with a Bachelors of Science degree in Economics and in 1998 with a Juris Doctor from the same university where he was named the William H. Leary Scholar. Since 2006 Mr. Kerr has been the associate general counsel of Basic Research, LLC, concentrating in intellectual property litigation. Prior to joining Basic Research, Mr. Kerr was a partner with the law firm of Plant, Christensen & Kanell in Salt Lake City, Utah. Mr. Kerr was employed with Plant, Christensen & Kanell from 1996 through 2001 and from 2004 to 2006. From 2001 through 2004 Mr. Kerr was employed as a commercial litigator with the Las Vegas office of Lewis and Roca. Mr. Kerr became a Company director in May 2008. Mr. Kerr is not a nominee or director of any other SEC registrant. Mr. Kerr is 37 years old.

Class III directorships will stand for election at our annual meeting of stockholders for the 2010 fiscal year.

Family Relationships

Our Chief Operating Officer, Anuarbek Baimoldin, is the nephew of Boris Cherdabayev, a Company director and Chairman of the board of directors. There are no other family relationships among our directors, executive officers and/or nominees.

Involvement in Certain Legal Proceedings

During the past five years none of our executive officers, directors, the nominee, promoters or control persons has been involved in any of the following events that could be material to an evaluation of his ability or integrity, including:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

(2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity poll operator, floor broker, leverage transaction merchant, and other person regulated by the Commodity Futures Trading Commision (“CFTC”), or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, bank savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

(4) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the rights of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity.

(5) Being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not be subsequently reversed, suspended or vacated.

(6) Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

BOARD MEETINGS AND ATTENDANCE AT ANNUAL MEETINGS

The board held four meetings during our 2009 fiscal year. Each director attended at least 75% of the board of director meetings during the 2009 fiscal year (held during the period for which he has been a director) and the committees on which he served (during the period that he served). The board did not take written action without a meeting during the 2009 fiscal year.

Although it is not mandatory, we encourage our directors to attend the annual meeting of stockholders. All of the Company’s directors at the time of the 2008 annual meeting attended that meeting with the exception of Mr. Nilson and Mr. Tolkachev.

DIRECTOR INDEPENDENCE

The board of directors has determined that Boris Cherdabayev the Chairman of our board of directors and Askar Tashtitov, our Company president would not be considered “independent directors” as that term is defined in the listing standards of the NYSE Amex Equities. The board of directors has determined that Jason Kerr, Troy Nilson, Leonard Stillman, Daymon Smith and Valery Tolkachev are “independent directors” as that term is defined in the listing standards of the NYSE Amex Equities. Such independence definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NYSE Amex Equities listing standards, the board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BOARD COMMITTEES

The board has standing audit, compensation, and corporate governance and nominating committees. The board has adopted written charters for each of these committees. These charters are available on the Company’s website at www.bmbmunai.com.

Audit Committee

Our board of directors has established an audit committee, whose principal functions are to:

•	assist the board in the selection, review and oversight of our independent registered public accounting firm;
•	approve all audit, review and attest services provided by the independent registered public accounting firm;

•	assess the integrity of our reporting practices and evaluate of our internal controls and accounting procedures; and
•	to resolve disagreements between management and the independent registered public accountants regarding financial reporting.

The audit committee has the sole authority to retain and terminate our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm. The audit committee is responsible for the pre-approval of all non-audit services provided by our independent registered public accounting firm. Non-audit services are only provided by our independent registered public accounting firm to the extent permitted by law. The audit committee is comprised of three independent directors, Troy Nilson, Daymon Smith and Jason Kerr. Mr. Nilson has and will continue to act as chairman of the committee. Our board of directors has determined that Mr. Nilson qualifies as an “audit committee financial expert” under the rules of the SEC adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002. As discussed above, our board of directors has also determined that Mr. Nilson, Mr. Smith and Mr. Kerr each qualifies as “independent” in accordance with the applicable regulations adopted by the SEC and NYSE Amex Equities.

The audit committee met five times during our 2009 fiscal year. The audit committee did not take action by written consent during fiscal 2009.

Compensation Committee

Our board of directors has also established a compensation committee. The principal functions of the compensation committee are to:

•	make recommendations regarding compensation of the Company’s officers;
•	provide oversight and guidance for compensation and benefit programs for all employees of the Company;
•	review and recommend compensation plans, policies, benefit programs and incentive plans to the full board of directors;
•	approve individual executive officers’ compensation; and
•	prepare the report on executive compensation required to be included in our annual proxy statement.

During the 2009 fiscal year, our compensation committee was comprised of three directors. Mr. Nilson and Mr. Tolkachev served on the compensation committee for the full year, with Mr. Nilson serving as the committee chair. Mr. Kerr replaced Mr. Smoot as a member of the compensation committee during the 2009 fiscal year. Compensation for all executive officers is also recommended to the board for determination, by the compensation committee.

The compensation committee met three times during our 2009 fiscal year. The compensation committee took no actions by written consent during fiscal 2009.

Compensation Committee Interlocks and Insider Participation

Mr. Nilson and Mr. Tolkachev served on our compensation committee during the entire 2009 fiscal year. Mr. Smoot and Mr. Kerr also served on the compensation committee during part of the 2009 fiscal year. No member of our compensation committee during fiscal 2009 is or was formerly an officer or employee of the Company or any of its subsidiaries. No interlocking relationships exist between any member of our compensation committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Corporate Governance and Nominating Committee

We have adopted a corporate governance and nominating committee charter. Our corporate governance and nominating committee is currently staffed by Jason Kerr, Valery Tolkachev, Troy Nilson, Daymon Smith and Leonard Stillman, with Mr. Kerr currently serving as the committee chair. In general, when the board determines that expansion of the board or replacement of a director is necessary or appropriate, the independent directors will review, through candidate interviews with members of the board and management, consult with the candidate’s associates and through other means determine the candidate’s qualifications with respect to the candidate’s: honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The independent directors review any special expertise, for example, that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, or other relevant business experience. To date we have not paid any fee to any third-party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The corporate governance and nominating committee may consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors. For information regarding how to submit a recommendation on a director candidate see “Shareholder Proposals for Next Year” below.

The corporate governance and nominating committee met two times during our 2009 fiscal year. The corporate governance and nominating committee took no actions by written consent during fiscal 2009.

Our board may establish other committees from time to time to facilitate our management.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

To the Board of Directors of BMB Munai, Inc.:

We have reviewed and discussed with management the audited consolidated financial statements of BMB Munai, Inc. (the “Company”) as of and for the year ended March 31, 2009. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures from the independent accountants required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Troy Nilson, Chairman

Stephen Smoot

Jason Kerr

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers, including their ages and positions held within the Company.

Name	Age	Positions with the Company	Since

Gamal Kulumbetov	33	Chief Executive Officer	August 2007
Askar Tashtitov	30	President	May 2006
Evgeniy Ler	26	Chief Financial Officer	April 2009
Anuarbek Baimoldin	32	Chief Operating Offier	April 2009

A brief description of the background and business experience of each of the above listed individuals follows, with the exception of Mr. Tashtitov whose information is set forth on page 4 above.

Gamal Kulumbetov. Mr. Kulumbetov graduated from the Kazakh National Technical University, Department of Oil and Gas Geology located in Almaty, Kazakhstan in 1997 where he was awarded a Bachelors degree in Geology. Mr. Kulumbetov is now in the process of completing a Ph.D. from the same university. Since graduating in 1997 Mr. Kulumbetov has completed various oil and gas and geological trainings from Japan National Oil Corporation, MI Drilling Fluids LLC of Germany, Chevron Texaco of Houston, Petroleum Industry Training Center of Almaty, Kazakhstan, and Ernst & Young Company of Almaty, Kazakhstan. In 2000 Mr. Kulumbetov was employed by Halliburton as a Surface Data Logging Engineer. From 2001 through April 2005 Mr. Kulumbetov was employed by LLP TengizChevroil (“TCO”) as the Deputy Manager of the TCO Fields Development Project. From April 2005 to December 2005 Mr. Kulumbetov was employed at Big Sky Energy Corporation as Chief Geologist. Mr. Kulumbetov joined BMB Munai, Inc. as a Vice President of Operations in December of 2005 and has served as CEO since August 2007. Mr. Kulumbetov is not a director or nominee of any SEC registrant.

Evgeniy Ler. Mr. Ler has been with the Company since 2006. Prior to being appointed as CFO Mr. Ler served in other capacities for the Company including Finance Manager and Reporting Manager. Prior to joining the Company, from 2002 to 2006, Mr. Ler was employed by Deloitte & Touche where he held the position of Senior Auditor in Financial Services & Industries Group, Audit. In that position he led large engagements for banks, financial institutions and oil and gas companies. In 2003 Mr. Ler was awarded a Bachelors degree in Financial Management from the Kazakh-American University located in Almaty, Kazakhstan. In 2008 Mr. Ler passed the AICPA Uniform CPA Examination. Mr. Ler has also completed trainings in London on oil and gas financial reporting in accordance with IFRS and US GAAP and internal Deloitte trainings on audit, financial reporting and due diligence. Mr. Ler is not a director or nominee of any SEC registrant.

Anuarbek Baimoldin. Mr. Baimoldin has been with the Company since October 2007. Prior to being appointed COO, Mr. Baimoldin served as the Company’s Facilities Manager. Prior to joining the Company, from March 2006 to November 2007, Mr. Baimoldin was the Managing Director of JSC National Innovation Fund where his responsibilities included researching potential innovation projects and performing project feasibility studies. From June 2005 through March 2006 Mr. Baimoldin served as the President of Caspiy Corporation LLP where he was responsible for general company management, financial and operational planning and coordination of the company’s departments. From August 2002 through June 2005 Mr. Baimoldin was employed by TengizChevroil LLP. From January 2003 to June 2005 he served as the Coordinator for the Field Development Project. His responsibilities included preparation and obtaining approval for the Second Generation Project, Gas Reinjection Project, Exploration and Development Program and compliance of operations and licensing with Kazakhstani authorities. From August 2002 through January 2003 Mr. Baimoldin served as Senior Specialist for Kazakhstani Companies Development Department and worked to replace foreign contractors with local contractors and assisted local contractors to enhance product and service quality. In 1999 Mr. Baimoldin received an Associate of Science in Management from Mount Ida College of Business located in Mount Ida, Massachusetts and in 2002 was awarded a Bachelors of Arts in International Economics from Boston University located in Boston, Massachusetts. In 2005 Mr. Baimoldin was awarded a Bachelors of Science in Exploration of Oil and Gas Fields from Atyrau Oil and Gas Institute located in Atyrau, Kazakhstan. Mr. Baimoldin has also received extensive trainings from the Ernst & Young Business Academy located in Almaty, Kazakhstan. Mr. Baimoldin is not a director or nominee of any SEC registrant.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our principal executive, financial and accounting officers and persons performing similar duties. The Code is designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure and compliance with applicable governmental laws, rules and regulations. It is also designed to encourage prompt internal reporting of violations of the Code to an appropriate person and provides for accountability for adherence to the Code. A copy of our Code of Ethics has been posted on our website and may be viewed at http://www.bmbmunai.com. A copy of the Code of Ethics will be provided to any person without charge upon written request to our Corporate Secretary at our U.S. offices, 324 South 400 West, Suite 225, Salt Lake City, Utah 84101.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other parties interested in communicating with the board of directors or the independent directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, BMB Munai, Inc., 324 South 400 West, Suite 225, Salt Lake City, Utah 84101.  The Corporate Secretary will review and forward to the appropriate members of the board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or its committees or that he otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the board’s Audit Committee.

RELATED PARTY TRANSACTIONS

In accordance with the written policy adopted by our board of directors and the NYSE Amex Equities listing standards, our audit committee is charged with monitoring and reviewing issues involving potential conflicts of interests and reviewing and approving all related party transactions. In general, for purposes of the Company’s written policy, a related party transaction is a transaction, or a material amendment to any such transaction, involving a related party and the Company involving $120,000 or more. Our policy requires the audit committee to review and approve related party transactions. In reviewing and approving any related party transaction or material amendment to any such transaction, the audit committee must satisfy itself that it has been fully informed as to the related party’s relationship to the Company and interest in the transaction and as to the material facts of the transaction, and must determine that the related party transaction is fair to the Company.

During our fiscal 2009, 2008 and 2007 we leased land, oil storage facilities and office and warehouse space in Aktau, Kazakhstan from Term Oil LLC. We expect to continue to lease these facilities for the full term of our agreement with Term Oil LLC, which expires on December 31, 2009.

During the fiscal years ended March 31, 2009, 2008 and 2007 we paid Term Oil $221,903, $254,427 and $203,686, respectively for the use of these facilities. Toleush Tolmakov, a BMB shareholder and the General Director of Emir Oil, is the sole owner of Term Oil.

INDEMNIFICATION

As permitted by the Nevada Revised Statutes, we have adopted provisions in our Articles of Incorporation and Bylaws that authorize and require us to indemnify our officers and directors to the fullest extent permitted under Nevada law.

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Hansen, Barnett & Maxwell, P.C. as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2010 and recommends that the stockholders vote to ratify such selection. In the event of a negative vote on such ratification, the audit committee will reconsider its selection.

We expect a representative of Hansen, Barnett & Maxwell, P.C. to be available telephonically. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

As previously reported in the Current Report on Form 8-K we filed on February 26, 2007, the audit committee of our board of directors terminated the engagement of BDO Kazakhstanaudit as the Company’s independent registered public accounting firm as of February 21, 2007. BDO Kazakhstanaudit had served as our independent registered public accounting firm since February 2004.

The audit report of BDO Kazakhstanaudit for the fiscal year ended March 31, 2006 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

In connection with its audit for year ended March 31, 2006 and review of unaudited financial statements through December 31, 2006 and through the date of dismissal there were no disagreements with BDO Kazakhstanaudit, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of BDO Kazakhstanaudit, would have caused them to make reference thereto in its reports on the financial statements for such years.

During the 2005 and 2006 fiscal years and through February 21, 2007, there were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)).

On February 21, 2007, we engaged Hansen, Barnett & Maxwell, P.C. to serve as our independent registered public accounting firm. Hansen, Barnett & Maxwell, P.C. audited our financial statements for the years ended March 31, 2008 and 2007.

Prior to their engagement on February 21, 2007, we had not consulted with Hansen, Barnett & Maxwell, P.C. regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Hansen, Barnett and Maxwell, P.C. that was an important factor considered by our audit committee in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (within the meaning of Instruction 4 of Item 304 of Regulations S-K), or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K.)

Audit and Non-Audit Fees

Principal accounting fees for professional services rendered for us by Hansen, Barnett & Maxwell P.C. for the years ended March 31, 2009 and 2008 were:

	Fiscal 2009	Fiscal 2008

Audit	$186,860	$246,920
Audit related	-	-
Tax	-	6,329
All other	-	-
Total	$186,860	$253,249

Audit Fees. Audit fees were for professional services rendered in connection with the audit of the financial statements included in our annual report on Form 10-K and review of the financial statements included in our quarterly reports of Form 10-Q and for services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work.

Tax Fees. Hansen Barnett & Maxwell, P.C. billed us an aggregate of $6,329 for professional services rendered for tax compliance, tax advice and tax planning within the United States for the fiscal year ended March 31, 2008.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee had not, as of the time of filing this annual report on Form 10-K with the Securities and Exchange Commission, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the Audit Committee as a whole has pre-approved all such services. In the future, our Audit Committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management.

The Audit Committee has determined that the provision of services by Hansen, Barnett & Maxwell, P.C. described above are compatible with maintaining Hansen, Barnett & Maxwell, P.C.’s independence as our independent registered public accounting firm.

The Board of Directors recommends that our stockholders vote “FOR” the proposal to ratify of the selection of Hansen, Barnett & Maxwell, P.C. as our independent registered public accounting firm for the 2010 fiscal year.

EXECUTIVE AND DIRECTOR COMPENSATION

We have a compensation committee of three independent directors. That committee has been delegated authority from our board of directors and its activities are governed by a compensation committee charter. One of the roles of the compensation committee under its charter is to review and approve annually all compensation decisions relating to our executive officers. Our compensation committee utilizes external analyses to inform its executive compensation decisions and processes.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate skilled and knowledgeable executive talent;
•	ensure that executive compensation is aligned with our corporate strategies and business objectives;
•

promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

In setting executive compensation our compensation committee has historically relied on compensation comparisons to energy industry companies with revenues between $25 million and $99.9 million and to a peer group of a few similarly sized oil and gas exploration companies in Kazakhstan to assist in establishing the compensation packages of its executive officers.

The compensation committee has historically tried to maintain total executive compensation within a range between the 25th percentile and the general industry average. To accomplish this objective, while at the same time recognizing the Company’s need for cash, the compensation committee has historically targeted total cash compensation within the 25th percentile of the general industry comparison. The committee has historically relied on setting long-term incentive compensation, in the form of restricted stock and option grants, above the industry average to provide a total compensation package in a range between the 25th percentile and the industry average.

In addition to the energy industry comparison companies, the committee also considers compensation paid to our peer group because we directly compete with these companies for executive talent. For the fiscal year ended March 31, 2009, our peer group consisted of three companies, Max Petroleum PLC and Roxi Petroleum PLC. While the compensation committee recognizes the need to be competitive with our peer group, the committee also considered the economic and financial constraints facing the Company. We anticipate that total compensation paid to our named executive officers will be approximately 40% to 50% lower than total compensation paid by our peer group during the fiscal year ended March 31, 2009.

While the compensation committee engages in compensation comparisons, it is not the sole factor they consider in setting executive compensation. The committee also takes into account a number of other factors, including key strategic, financial and operational goals set by our board of directors, such as satisfying our annual minimum work program or special achievements attained by executive management.

As discussed above, the compensation committee has historically provided a portion of executive compensation in the form of equity awards that vest over time. We believe this will help to retain our named executive officers and align their interests with those of our stockholders by allowing the executives to participate in our longer term success as reflected in asset growth and stock price appreciation.

Components of our Executive Compensation Program

At this time, the primary elements of our executive compensation program are:

•	base salaries;
•	non-equity incentive compensation and bonuses;
•	equity incentive awards; and
•	benefits and other compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, we determine subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.

Base salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executive officers typically have been set in our offer letter to the executive at the outset of employment. We rely on several factors to determine the base salaries of our executive officers. As noted above, our compensation committee considers both salaries paid by the energy industry comparison companies and by our peer group companies. The committee has historically attempted to maintain base salaries within the 25th percentile of the general industry average. The committee also considers the base salaries of our peer group and has historically tried to maintain base salaries that are fairly competitive with, but lower than the peer group average. While the committee relies upon compensation comparisons in determining base salaries, it is not the sole, or necessarily the principal factor determining base salaries. The principal factor in determining base salaries is the negotiation process between the Company and the named executive officer. While the Company has historically stayed within the compensation levels discussed above, there may be instances when, based on an individual’s performance, experience or expertise, need, or local market or labor conditions the compensation committee may award base salaries that exceed the compensation it has historically relied on in order to retain current or attract new executive talent.

Under the terms of our employment agreements, consistent with our executive compensation program objectives, base salaries for our executives, together with other components of compensation, may be evaluated by our compensation committee for adjustment based on an assessment of an executive’s performance and compensation trends in our industry.

During the fiscal year ended March 31, 2009, the compensation committee awarded no base salary increases to Gamal Kulumbetov and Askar Tashtitov to keep their salaries competitive in the local market and to maintain their base salaries with the ranges discussed in the preceding any paragraphs.

Non-equity incentive compensation and bonuses

From time to time we may make cash awards to our employees. Such awards may be designed to incentivize employees over a specified period of time pursuant to pre-established, performance-based criteria, the accomplishment of which is substantially uncertain at the time the criteria are established. In the event this type of cash award were made, it would be reflected in the “Summary Compensation Table” under a separate column entitled “Non-Equity Incentive Plan Compensation.” We may use non-equity incentive compensation to incentivize our employees. The criteria for earning such non-equity incentive bonuses may be based on corporate financial performance measures that would be developed by our compensation committee at the time such non-equity incentive plan is established. Our compensation committee has discretion to determine the applicable performance measures and the appropriate weighting of such measures at the time it establishes any non-equity incentive plan. The compensation committee did not establish a non-equity incentive compensation plan during the fiscal year ended March 31, 2009 and no non-equity incentive compensation was awarded during the year.

We may also make cash awards to employees that are not part of any pre-established, performance-based criteria. Awards of this type are completely discretionary and subjectively determined by the compensation committee at the time they are awarded. Such awards are reported in the “Summary Compensation Table” in the column entitled “Bonus.” In July 2008 the compensation committee, of its own discretion, determined to award to each of the named executive officers a bonus equal to one month of the executive officer’s salary. The bonuses were not awarded pursuant to any pre-established, performance-based criteria set by the compensation committee, but in recognition of the growth in the Company’s production, revenue and net income during the year. The Company was under no obligation to award the cash bonuses.

Equity incentive awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. Our equity awards to executives have typically been made in the form of restricted stock grants and stock options. Although we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a direct link to our long-term performance, create an ownership culture and align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our objective of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period.

In determining the size of equity grants to our executives, our compensation committee and board of directors have considered comparative share ownership of executives in our compensation peer group, the Company’s performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

Grants of equity awards, including those to executives, are all approved by our compensation committee and the board of directors and are granted based on the fair market value of our common stock. Vesting of equity awards has varied from immediate vesting to vesting of periods ranging from one to five years depending on the purpose of the award. When we have made equity awards that vested immediately, they were typically in recognition of services already rendered or goals already accomplished.

Generally, our compensation committee meets annually to review our executive compensation program objectives and make recommendations to our board of directors regarding equity awards and incentives to retain employees. We do not have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. Equity award grants are made from time to time in the discretion of our compensation committee consistent with our executive compensation program objectives. In July 2008, our board of directors, at the recommendation of the compensation committee, awarded restricted stock grants to certain executive officers, directors, employees and outside consultants of the Company in recognition of services rendered to the Company. The aggregate number of restricted common shares granted was 1,330,000. The total number of grant recipients was 14.

Benefits and other compensation

Under the terms of their employment contracts, our named executive officers are permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans as may be in effect from time to time to the extent the executive is eligible under the terms of such plans.

Under the employment agreements with our named executive officers, we agree to pay all taxes and dues under applicable laws of Kazakhstan for our named executive officers including income and social taxes and government pension fund payments.

Social tax

We make payments of mandatory social tax in an amount 11% of employee wages. These costs are recorded in the period when they are incurred and presented as salary related tax expense in the income statement.

Pension fund payment

In accordance with the legislative requirements of the Republic of Kazakhstan during 2008 we were required to pay into an employee pension fund an amount equivalent to 10% of each employee’s wages, up to a maximum of $700 per month. Pension fund payments are withheld from employees’ salaries and included with other salary costs in the income statement. We do not have any other liabilities related to any supplementary pensions, post retirement health care, insurance benefits or retirement indemnities.

Summary Compensation Table

The table below summarizes compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers, who we refer to collectively as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(7) ($)	Option Awards(8) ($)	All Other Compen-sation ($)	Total ($)

Boris Cherdabayev	2009	228,000	20,000	1,659,000	-0-	67,054	1,974,054
Chairman and	2008	263,184	20,000	-0-	-0-	73,123	356,307
former CEO (1)	2007	264,960	20,000	560,000	409,010	109,433	1,363,403

Gamal Kulumbetov	2009	147,581	13,000	553,000	-0-	48,705	762,286
CEO and former	2008	148,066	10,000	-0-	-0-	48,162	206,228
COO (2)	2007	67,500	5,000	280,000	-0-	32,969	385,469

Evgeniy Ler	2009	73,117	5,000	442,400	-0-	30,762	551,279
CFO(3)	2008	59,773	5,000	-0-	-0-	28,145	92,918
	2007	36,355	2,500	140,000	-0-	21,488	200,343

Leonard Stillman	2009	138,290	-0-	-0-	-0-	9,547	147,837
Former Interim
CFO(4)

Sanat Kasymov	2009	79,660	-0-	276,500	-0-	33,141	389,301
Former CFO (5)	2008	138,282	10,000	-0-	-0-	41,343	189,625
	2007	110,560	8,000	327,500	-0-	48,256	494,316

Askar Tashtitov	2009	130,255	10,000	774,200	-0-	44,570	959,024
President (6)	2008	138,153	10,000	-0-	-0-	44,292	192,445
	2007	72,099	5,000	327,500	-0-	33,244	437,843

Toleush Tolmakov	2009	127,841	-0-	829,500	-0-	33,214	990,556
General Director of	2008	92,577	-0-	-0-	-0-	31,778	124,355
Emir Oil LLP	2007	49,450	-0-	280,000	-0-	18,922	348,372

(1)	Mr. Cherdabayev resigned as CEO of the Company in August 2007. Mr. Cherdabayev continues to serve as the Chairman of the board of directors.

(2)	Mr. Kulumbetov was appointed CEO in August 2007. He joined the Company as COO in February 2006. Mr. Kulumbetov’s compensation for 2006 presented in the chart above is for less than two months.

(3)	During our 2009 fiscal year, Mr. Ler served as the Company’s Reporting Manager. In April 2009, Mr. Ler was appointed CFO of the Company.

(4)

Mr. Stillman served as the Company’s interim CFO from June 17, 2008 to April 13, 2009. Mr. Stillman’s compensation for the 2009 fiscal year presented in the chart above is for the period from June 17, 2008 to March 31, 2009.

(5)

Mr. Kasymov joined the Company as CFO in January 2006. He served as CFO of the Company until June 16, 2008, when he accepted appointment as the director of the BMB representative office in Almaty. Mr. Kasymov’s compensation for 2009 presented in the chart above is for the full 2009 fiscal year.

(6)	Mr. Tashtitov was appointed President in May 2006.

(7)	For details regarding the assumptions made in the valuation of stock award, please see “Valuation of Stock Awards” below.

(8)	For details regarding the assumptions made in the valuation of option awards, please see “Valuation of Option Awards” below.

Valuation of Stock Awards

On July 18, 2005, the Company awarded restricted stock grants to three officers of the under our 2004 Stock Incentive Plan (the “2004 Plan”). The total number of restricted stock grants was 90,000. The grants vested in three equal installments of 10,000 shares per year to each officer. The restricted stock grants were valued at $4.75 per share, the closing price of our common stock on the date of grant. Compensation expense for vested stock grants in the amount of $31,523 and $124,477 was recognized in the Consolidated Statements of Operations and Consolidated Balance Sheets for the years ended March 31, 2008 and 2007, respectively.

On June 20, 2006, the Company granted common stock to officers, directors and certain employees and consultants of the Company under the Plan. The total number of restricted common shares granted was 495,000. The restricted stock grants were valued at $7.00 per share, the closing price of our common stock on the date of grant. $3,465,000 was recognized in the Consolidated Statements of Operations and Consolidated Balance Sheet for the year ended March 31, 2007.

On March 30, 2007, the Company granted common stock to officers, employees and outside consultants of the Company under the 2004 Plan. The total number of restricted common shares granted was 950,000. The restricted stock grants were valued at $5.38 per share, the closing price of our common stock on the date of grant. The restricted stock grants vested on July 9, 2009.

Non-cash compensation expense, related to the vesting of share-based compensation, in the amount of $2,271,556 and $2,303,078 was recognized in the Consolidated Statement of Operations and Consolidated Balance Sheet for the year ended March 31, 2009 and 2008, respectively.

As of March 31, 2009, there was $567,889 of total unrecognized non-cash compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 0.25 years.

On July 17, 2008, the Company granted, subject to certain vesting requirements, restricted stock awards to certain executive officers, directors, employees and outside consultants of the Company pursuant to 2004 Plan. The total number of shares granted was 1,330,000. The restricted stock grants were valued at $5.53 per share, the closing price of our common stock on the date of Grant. The restricted stock grants vested on July 17, 2009.

Non-cash compensation expense in the amount of $5,178,655 was recognized in the Consolidated Statement of Operations and Consolidated Balance Sheet for the year ended March 31, 2009.

As of March 31, 2009, there was $2,176,245 of total unrecognized non-cash compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 0.3 years.

Valuation of Option Awards

On June 20, 2006 the Company granted stock options to directors of the Company under the Plan. The total number of options was 200,000. The options are exercisable at a price of $7.00 per share. Compensation expense for options granted is determined based on their fair value at the time of grant, the cost of which in the amount of $545,346 was recognized in the Consolidated Statements of Operations and Consolidated Balance Sheet for the year ended March 31, 2007.

The estimated fair value of the stock options issued were determined using Black-Scholes option pricing model with the following assumptions:

	Year ended March 31, 2007	Year ended March 31, 2006

Risk-free interest rate	5.19%	4.01% - 4.51%
Expected option life	2 years	2 – 4 year
Expected volatility in the price of the Company’s common shares	65%	65% - 74%
Expected dividends	0%	0%

Weighted average fair value of options and warrants granted
during the period	$2.73	$2.01 - $3.92

All Other Compensation

The table below provides additional information regarding “all other compensation” awarded to the named executive officers as disclosed in the “All Other Compensation” column of the “Summary Compensation Table” above.

Name	Year	Income Tax	Social Tax	Health Insurance	Pension Fund	Fitness Club Membership	Non-Employee Director Fees

Boris Cherdabayev	2009	$35,093	$22,834	$466	$8,661	$-0-	$-0-
	2008	38,900	26,024	-0-	7,457	742	-0-
	2007	68,920	28,974	-0-	6,833	4,706	-0-

Gamal Kulumbetov	2009	$22,898	$14,612	$375	$8,661	$2,159	$-0-
	2008	22,861	15,161	283	7,457	2,400	-0-
	2007	14,609	9,391	243	6,699	2,027	-0-

Evgeniy Ler	2009	$11,765	$7,802	$375	$8,661	$2,159	$-0-
	2008	9,967	8,038	283	7,457	2,400	-0-
	2007	7,809	5,360	273	5,768	2,278	-0-

Len Stillman	2009	$-0-	$-0-	$-0-	$-0-	$-0-	$9,547(1)

Sanat Kasymov	2009	$14,000	$8,087	$375	$8,520	$2,159	$-0-
	2008	17,403	13,800	283	7,457	2,400	-0-
	2007	26,321	12,645	235	6,833	2,222	-0-

Askar Tashtitov	2009	$20,380	$12,995	$375	$8,661	$2,159	$-0-
	2008	19,931	14,221	283	7,457	2,400	-0-
	2007	15,077	9,221	235	6,685	2,026	-0-

Toleush Tolmakov	2009	$14,112	$9,777	$-0-	$8,661	$-0-	$-0-
	2008	10,180	8,517	-0-	7,347	-0-	-0-
	2007	7,030	5,625	-0-	5,796	-0-	-0-

(1)

Mr. Stillman served as the Company’s interim CFO from June 17, 2008 to April 13, 2009. Prior to June 17, 2008, Mr. Stillman served as a non-employee member of our board of directors and received non-employee director fees for his services.

Employment Agreements

We have employment agreements with each of our named executive officers.

Except for annual salary, and as otherwise specifically addressed herein, the terms and conditions of the employment agreement of each of the executive and non-executive level officers are the same in all material respects. The employment agreements provide for an initial term of one year with two consecutive one-year renewals unless terminated by either party prior to the beginning of the renewal term. A form of the Employment Agreement was filed as an exhibit to the current report on Form 8-K we filed on April 12, 2007.

Under the agreements, salary is reviewable no less frequently than annually and may be adjusted up or down by the compensation committee in its sole discretion, but may not be adjusted below the initial annual salary amount listed in the agreement. The agreements provide that each of the officers is entitled to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the company that may be in effect from time to time, to the extent the individual is eligible under the terms of those plans. The agreements provide that each officer is eligible at the discretion of the compensation committee and the board of directors to receive performance bonuses. Each officer is entitled to 28 days vacation in accordance with the vacation policies of the Company, as well as paid holidays and other paid leave set forth in the Company’s policies. There is no accrual of vacation days and holidays.

The agreements and, as detailed below, all obligations thereunder may be terminated upon the occurrence of the following events: i) death, ii) disability; iii) for cause immediately upon notice from the Company or at such time as indicated by the Company in said notice; iv) for good reason upon not less than 30 days notice from an officer to the Company; v) an extraordinary event, unless otherwise agreed in writing.

Under the agreements the named executive officer may be deemed disabled if for physical or mental reasons he is unable to perform his duties for 120 consecutive days or 180 days during any 12 month period. Such disability will be determined by a jointly agreed upon medical doctor.

The agreements provide that any of the following will constitute “cause”: i) breach of the employment agreement; ii) failure to adhere to the written policies of the Company; iii) appropriation by the officer of a material business opportunity; iv) misappropriation of funds or property of the Company; v) conviction, indictment or the entering of a guilty plea or a plea of no contest to a felony.

“Good reason” under the agreements may mean any of the following: i) a material breach of the employment agreement; ii) assignment of the officer without his consent to a position of lesser status or degree of responsibility; iii) relocation of the Company’s principal executive offices outside the Republic of Kazakhstan; iv) if the Company requires the officer to be based somewhere other than principal executive offices of the Company without the officer’s consent.

Under the employment agreements, “extraordinary event” is defined as any consolidation or merger of the Company or any of its subsidiaries with another person, or any acquisition of the Company or any of its subsidiaries by any person or group of persons, acting in concert, equal to thirty percent (30%) or more of the outstanding stock of the Company or any of its subsidiaries, or the sale of all or substantially all of the assets of the Company or any of its subsidiaries.

Potential Payments Upon Termination or Change in Control

The employment agreements of certain of our named executive officers provide for potential payments upon termination or change in control. The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. For purposes of this table, it is assumed that the termination of employment occurred on March 31, 2009. The Company is not contractually obligated to make payments upon termination or change in control to any named executive officer not included in the table below.

Name	Termination Scenario	Cash Benefit	Equity Awards
Boris Cherdabayev	For Good Reason(1)	$120,000	$0
	For Cause(2)	$0	$0
	Disability(3)	$120,000	$0
	Death(4)	$0	$0
	Extraordinary Event(5)	$717,600	$261,000(6)

Gamal Kulumbetov	For Good Reason(1)	$60,000	$0
	For Cause(2)	$0	$0
	Disability(3)	$60,000	$0
	Death(4)	$0	$0
	Extraordinary Event(5)	$358,800	$116,000(6)

Askar Tashtitov	For Good Reason(1)	$60,000	$0
	For Cause(2)	$0	$0
	Disability(3)	$60,000	$0
	Death(4)	$0	$0
	Extraordinary Event(5)	$358,800	$139,200(6)

Evgeniy Ler	For Good Reason(1)	$30,000	$0
	For Cause(2)	$0	$0
	Disability(3)	$30,000	$0
	Death(4)	$0	$0
	Extraordinary Event(5)	$179,400	$46,400(6)

Toleush Tolmakov	Termination for Any Reason	$5,700	$0

(1)

In the event of termination for good reason by the officer, the Company will pay the officer the remainder of his salary for the calendar month in which the termination is effective and for six consecutive calendar months thereafter. The officer shall also be entitled to any portion of incentive compensation for the year, prorated to the date of termination. Notwithstanding the foregoing, if the officer obtains other employment prior to the end of the six-month period, salary payments by the Company after he begins employment with a new employer shall be reduced by the amount of the cash compensation received from the new employer.

(2)

If the officer is terminated for cause, he will receive salary only through the date of termination and will not be entitled to any incentive compensation for the year in which his employment is terminated.

(3)

If the termination is the result of a disability, the Company will pay salary for the rest of the month during which termination is effective and for the shorter of six consecutive months thereafter or until disability insurance benefits commence.

(4)

If employment is terminated as a result of the death of the officer, his heirs shall be entitled to salary through the month in which his death occurs and to incentive compensation prorated through the month of his death.

(5)	If employment is terminated as a result of an extraordinary event, the officer shall be entitled to severance pay as follows:

Completed Years of Employment
Service with the Employer	Severance Amount

Less than one (1) year	10% of Basic Compensation Salary

At least one (1) year but less than two (2) years	150% of Basic Compensation Salary

More than two years	299% of Basic Compensation Salary

As of March 31, 2009, each of the named executive officers had been employed with the Company more than two years.

(6)

This column reflects the dollar value of additional shares (if any) that would vest at such time as the occurrence of an extraordinary event, calculated at $0.58 per share, which was the closing price of the Company’s common stock on March 31, 2009.

All benefits terminate on the date of termination. The named executive officer shall be entitled to accrued benefits. In accordance with local Kazakh legislation, a Kazakhstan-based officer would also be entitled to compensation for unused vacation, holiday, sick leave or other leave. As of March 31, 2009, none of the named executive officers had any unused vacation, holiday, sick leave or other leave.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares or Units of Stock(#)	Grant Date Fair Value of Stock Awards(1)

Boris Cherdabayev	07/17/2008	300,000	1,659,000
Gamal Kulumbetov	07/17/2008	100,000	553,000
Sanat Kasymov	07/17/2008	50,000	276,500
Askar Tashtitov	07/17/2008	140,000	774,200
Evgeniy Ler	07/17/2008	80,000	442,400
Toleush Tolmakov	07/17/2008	150,000	829,500

(1)	For details regarding the assumptions made in the valuation of stock award, please see “Valuation of Stock Awards” on page 17.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the outstanding stock options and unvested restricted stock grants held by our named executive officers as of March 31, 2009.

	Option awards			Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option exercise price	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Boris Cherdabayev	410,256 (1)	4.75	07/18/2010	150,000 (2)	$ 807,000
Boris Cherdabayev	150,000 (1)	7.00	06/20/2009	-	-
Boris Cherdabayev	-0-	-0-	-	150,000(2)	807,000
Boris Cherdabayev	-0-	-0-	-	300,000(3)	1,659,000
Gamal Kulumbetov	-0-	-0-	-	100,000 (2)	538,000
Gamal Kulumbetov	-0-	-0-	-	100,000(3)	553,000
Leonard Stillman	-0-	-0-	-	-	-
Sanat Kasymov	-0-	-0-	-	100,000 (2)	538,000
Sanat Kasymov	-0-	-0-	-	50,000(3)	276,500
Askar Tashtitov	-0-	-0-	-	100,000 (2)	538,000
Askar Tashtitov	-0-	-0-	-	140,000(3)	774,200
Evgeniy Ler	-0-	-0-	-	80,000(3)	442,400
Toleush Tolmakov	-0-	-0-	-	100,000 (2)	538,000
Toleush Tolmakov	-0-	-0-	-	150,000(3)	829,500

(1)	Option awards vested at the date they were granted. The options to acquire 150,000 shares at an exercise price of $7.00 expired unexercised on June 20, 2009.

(2)	These stock grants vested to the grantees on July 9, 2009.

(3)	These stock grants vested on July 17, 2009.

Option Exercises and Stock Vested

During fiscal 2009 no stock awards vested to any of our named executive officers, nor did any of our named executive officers exercise stock options.

Compensation of Directors

We use a combination of cash and equity-based compensation to attract and retain candidates to serve on our board of directors. We compensate the non-employee members of our board of directors.

Meeting Fees

During the 2009 fiscal year, we increased the annual stipend paid to the non-employee members of the board of directors from $25,000 to $40,000 per year. We also pay the non-employee members of our board of directors $1,000 for each directors meeting or shareholder meeting attended in person, plus airfare and hotel expenses.

Equity Compensation

We do not currently have a fixed plan for the award of equity compensation to our non-employee directors. Equity compensation of independent directors, if any, is typically recommended by the compensation committee or management and is subject to approval of the full board of directors. All equity grants to directors are granted at a price equal to the fair market value of our common stock on the date of the grant. We anticipate that the vesting, exercise date and expiration date of future grants will vary.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors for services on our board during our 2009 fiscal year. We do not compensate our employee directors for their services on our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)(1)	Total ($)

Jason Kerr	32,945	-0-	-0-	-0-	-0-	1,000	33,945
Troy Nilson	36,250	-0-	-0-	-0-	-0-	-0-	36,250
Stephen Smoot	21,550	-0-	-0-	-0-	-0-	-0-	21,550
Leonard Stillman	9,547	-0-	-0-	-0-	-0-	-0-	9,547(2)
Valery Tolkachev	32,500	-0-	-0-	-0-	-0-	-0-	32,500

(1)	Fee paid for in person attendance at our annual meeting of stockholders in July 2008.

(2)

Mr. Stillman served as a non-employee director of the Company from April 1, 2008 to the June 17, 2008 when he was appointed interim CFO of the Company. He continued to serve as interim CFO through March 31, 2009. The amount disclosed in this table represents non-employee director fees paid to Mr. Stillman prior to his appointment as CFO. For additional information regarding compensation paid to Mr. Stillman during the period he served as interim CFO, please see the “Summary Compensation Table” on page 16.

Compensation Committee Interlocks and Insider Participation

Mr. Nilson and Mr. Smoot served on our compensation committee during the entire 2009 fiscal year. In July 2008, Mr. Kerr replaced Mr. Tolkachev on the compensation committee. No member of our compensation committee during fiscal 2009 is or was formerly an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between any member of our compensation committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation Committee Report

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Troy Nilson, Chairman Valery Tolkachev Jason Kerr

SECURITY OWNERSHIP OF NOMINEES, DIRECTORS

AND EXECUTIVE OFFICERS

As of November 9, 2009, a total of 50,365,015 shares of our common stock were issued and outstanding. The following table sets forth the beneficial ownership of our common stock as of November 9, 2009, of the nominee, directors and executive officers and all directors and executive officers as a group.

Type of Security	Name and Address	Amount & Nature of Beneficial Ownership	% of Class

Common	Anuarbek Baimoldin	-0-	*
	202 Dostyk Ave., 4th Floor
	Almaty, Kazakhstan 050051

Common	Boris Cherdabayev	6,378,983(1)	12.6%(3)
	202 Dostyk Ave, 4th Floor
	Almaty, Kazakhstan 050051

Common	Jason Kerr	-0-	*
	1038 South 750 East
	Kaysville, Utah 84037

Common	Gamal Kulumbetov	200,000	*
	202 Dostyk Ave, 4th Floor
	Almaty, Kazakhstan 050051

Common	Evgeniy Ler	80,000	*
	202 Dostyk Ave, 4th Floor
	Almaty, Kazakh

Common	Troy Nilson	-0-	*
	533 West 2600 South #250
	Bountiful, Utah 84010

Common	Daymon M. Smith	-0-	*
	352 East 426 North
	Alpine, Utah 84004

Common	Leonard M. Stillman	-0-	*
	5794 West Poll
	Mountain Green, Utah 84050

Common	Askar Tashtitov	250,000	*
	202 Dostyk Ave, 4th Floor
	Almaty, Kazakhstan 050051

Common	Valery Tolkachev	150,000(2)	*(3)
	92 Vernadskogo ave., app. 427
	Moscow, Russia 119571

Officers, Directors and Nominees		7,058,983	14.0%(3)
as a Group: (11 persons)

* Less than 1%.

(1)

The shares attributed to Mr. Cherdabayev include 2,106,126 shares held of record by or for the benefit of Westfall Group Limited, immediately exercisable options held by Mr. Cherdabayev to acquire 410,256 shares of our common stock and 3,862,601 shares held of record by or for the benefit of Mr. Cherdabayev. Mr. Cherdabayev is the sole owner of Westfall Group Limited.

(2)	The shares attributed to Mr. Tolkachev include 81,579 shares of common stock held of record by Mr. Tolkachev and immediately exercisable options to acquire 68,421 shares of our common stock.

(3)	The percentages reflect the increase in the number of common shares that would be issued in connection with the exercise of outstanding options held by the indiviudal.

Mr. Baimoldin, Mr. Kulumbetov, Mr. Ler and Mr. Tashtitov are executive officers of the Company. Mr. Cherdabayev, Mr. Kerr, Mr. Nilson, Mr. Smoot, Mr. Stillman, Mr. Tashtitov and Mr. Tolkachev are presently directors of the Company. Mr. Stillman is a nominee for re-election to the board of directors and Dr. Smith is a nominee for election to the board of directors to replace Mr. Smoot, who has elected not to stand for re-election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of November 9, 2009, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of the outstanding common stock, other than directors, nominees and executive officers whose beneficial ownership is described in the above table.

Type of Security	Name and Address	Amount & Nature of Beneficial Ownership	% of Class

Common	Franklin Resources, Inc.	2,797,177	5.6%
	One Franklin Parkway
	San Mateo, California 94403

Common	JSC Compass Asset Management	4,423,494	9.3%
	240 V Furmanov Street
	Almaty, Kazakhstan 050059

Common	Toleush Tolmakov(1)	6,036,960	12.0%
	Daulet village, oil storage depot
	Aktau, Kazakhstan 466200

TOTAL		13,257,631	26.3%

(1)	The shares attributed to Mr. Tolmakov include 3,050,365 shares held of record by Mr. Tolmakov and 2,986,595 shares held of record by Simage Limited. Simage Limited is a company owned by Mr. Tolmakov. Mr. Tolmakov is the General Director of our wholly-owned subsidiary Emir Oil LLP.

Securities for Issuance Under Equity Compensation Plans

As of November 9, 2009, shares of our common stock were subject to issuance upon the exercise of outstanding options or warrants as set forth below.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a)) (c)
Equity compensation plans approved by security holders	920,783	$5.04	5,525,000
Equity compensation plans not approved by security holders	-0-	n/a	n/a
Total	920,783	$5.04	5,525,000

On July 18, 2005 our Board of Directors approved stock option grants under our 2004 Stock Incentive Plan. The total number of option grants was 820,783. The options are exercisable at a price of $4.75, the closing price of our common stock on the OTCBB on July 18, 2005. The options expire five years from the grant date. The options vested immediately. Among the parties receiving stock options were the following executive officers and directors:

Name	Positions with Company	Options Granted

Boris Cherdabayev	Director and Former CEO	410,256
Anuar Kulmagambetov	Former CFO	232,632
Georges Benarroch	Former Director	68,421
Valery Tolkachev	Director	68,421

In January 2006, we entered into a separation agreement with our former CFO, Anuar Kulmagambetov, to issue Mr. Kulmagambetov an option to purchase up to 100,000 shares of restricted common stock of the Company at $7.40 per share expiring five years from the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during its most recent fiscal year, it appears that JSC Compass Asset Management failed to timely file Form 4s for 23 transactions. A Form 4 disclosing such transactions was filed in July 2008.

STOCK PERFORMANCE GRAPH

The performance graph below compares the cumulative total shareholder return of our common stock with the NYSE Amex Equity Composite Index and a peer group index. The graph assumes an investment of $100 on March 31, 2004 and reinvestment of dividends, if any, on the date of payment without commissions. The plot points were provided by Standard & Poor’s Institutional Market Services, Centennial, Colorado. The performance graph represents past performance, which may not be indicative of future performance.

Comparison of Cumulative Five-Year Total Return
$300
$200
$100
$0
3/31/04
3/31/05
3/31/06
3/31/07
3/31/08
3/31/09
BMB Munai, Inc.
AMEX Composite Index
Peer Group

	Base Year
	3/31/04	3/31/05	3/31/06	3/31/07	3/31/08	3/31/09
BMB Munai, Inc.	$100	$137.18	$241.03	$137.95	$139.49	$14.87
AMEX Composite Index	$100	$116.15	$154.05	$173.06	$177.59	$108.16
Peer Group	$100	$145.44	$237.21	$153.05	$94.27	$16.91

The peer group consists of Abraxas Petroleum Corp, American Oil & Gas, Inc., CanArgo Energy Corp, Gasco Energy Corp, Teton Energy Corp, Transmeridian Exploration Inc. (for the portions of the above periods during which such companies had publicly traded common stock).

STOCKHOLDER PROPOSALS FOR NEXT YEAR

If you wish to include a proposal in the proxy statement for the next annual meeting of stockholders, your written proposal must be received by the Company no later than May 15, 2010. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Nevada and our Bylaws. Stockholder proposals may be mailed to the Corporate Secretary, BMB Munai, Inc., 324 South 400 West, Suite 225, Salt Lake City, Utah 84101.

For each matter that you wish to bring before the meeting, provide the following information:

•	a brief description of the business and the reason for bringing it to the meeting;
•	your name and record address;
•	the number of shares of Company stock which you own; and
•	any material interest (such as financial or personal interest) that you have in the matter.

Director Nominees Recommended by Stockholders

You may propose director candidates for consideration by the independent members of the board of directors. It is our policy that our independent directors will consider recommendations for candidates to the board of directors from stockholders holding not fewer than 500,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The independent directors will consider persons recommended by our stockholders in the same manner as a nominee recommended by other board members or management. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include:

•	a statement that the writer is a shareholder (providing evidence if the person's shares are held in street name) and is proposing a candidate for consideration;
•	the name and contact information for the candidate;
•	a statement of the candidate’s business and educational experience;
•	information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the board would consider in evaluating a candidate;
•	information regarding any relationship or understanding between the proposing shareholder and the candidate;
•	information regarding potential conflicts of interest; and
•	a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected.

Because of the small size of the Company and the limited need to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual and quarterly reports with the United States Securities and Exchange Commission. A copy of the Annual Report on form 10-K, for the year ended March 31, 2008, which includes financial statement for the company for the fiscal year then ended and excluding exhibits is being mailed to each shareholder of records with this proxy statement. Shareholders may obtain, without charge. The exhibits to the Form 10-K are available upon payment of charges that approximate reproduction costs. If you would like to request documents, please do so by December 21, 2009, to receive them before the annual meeting of stockholders. Requests should be sent in writing to BMB Munai, Inc., ATTN Corporate Secretary, 324 South 400 West, Suite 225, Salt Lake City, Utah 84101.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report have been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to: BMB Munai, Inc., ATTN Corporate Secretary, 324 South 400 West, Suite 225, Salt Lake City, Utah 84101 or by telephone at (801) 355-3797. If you currently receive multiple copies of our proxy materials and would like to participate in householding, please contact our Corporate Secretary at the address or phone number described above.

OTHER MATTERS

We know of no other matters that are to be presented for action at the annual meeting of stockholders other than those set forth above. If any other matters properly come before the annual meeting of stockholders, the persons named in the enclosed proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. Therefore, you are urged to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the board of directors,

November 18, 2009	/s/ Adam Cook Adam Cook Corporate Secretary

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Proxy – BMB Munai, Inc.

Annual Meeting of Stockholders – January 12, 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY
MATERIALS FOR BMB MUNAI, INC. STOCKHOLDERS HEETING
TO BE HELD ON JANUARY 12, 2010:

The Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report
on Form 10-K, as amended, are available at:

https://materials.proxyvote.com/09656A

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Askar Tashtitov and Adam Cook, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of BMB MUNAI, INC., of record in the name of the undersigned at the close of business on November 13, 2009, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting and Proxy Statement dated November 18, 2009, receipt of which is acknowledged.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Please See Reverse Side)

Proxy – BMB Munai, Inc.

Annual Meeting of Stockholders – January 12, 2010

[Name and address of shareholder]

☐	Mark this box with an X if you have made changes to your name or address details above.

[A]	Proposal for the Election of Director

1.	The Board of Directors recommends a vote FOR the listed nominees. If you wish to nominate and vote for someone other than the nominee listed below, please do so in the blank space below.

	For	Withhold
Leonard M. Stillman, Jr.	☐	☐
Daymon M. Smith	☐	☐
_______________________	☐	☐
(Write in name of other
nominee)

[B]	Other Proposals

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	RATIFY THE SELECTION OF HANSEN, BARNETT & MAXWELL, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.	☐	☐	☐

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.	☐	☐	☐

[C]	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
[ ]	[ ]	[ / / ]

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